MASTER US HIGH YIELD TRUST

FILE # 811-10019

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
6/16/2005	Emmis Communications 9.31% 6/15/12	$350,000,000	$1,650,000	Banc of America Securities Deutsche Bank Securities Merrill Lynch
7/14/2005	CCM Merger (MotorCity Casino) 8% 8/1/13	$300,000,000	$675,000	Deutsche Bank Securities Merrill Lynch
8/10/2005	Sierra Pacific Resources 6.75% 8/15/17	$225,000,000	$800,000	Merrill Lynch Lehman Brothers Deutsche Bank ABN AMRO Inc BNY Capital Markets Scotia Capital (USA)